Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THE CERTIFICATE OF INCORPORATION

OF

AMPAL-AMERICAN ISRAEL CORPORATION

(Under Section 805 of the Business Corporation Law)

We, the undersigned, being respectively the President and Secretary of Ampal-American Israel Corporation (the “Corporation”), hereby certify, in accordance with the provisions of Section 805 of the Business Corporation Law, the following amendments to its Restated Certificate of Incorporation:

1.            The name of the Corporation is Ampal-American Israel Corporation. The Corporation was formed under the name Ampal - American Palestine Trading Corporation.

2.            The Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on February 6, 1942.

3.            The text of the Corporation’s Certificate of Incorporation, as restated and filed in the office of the Secretary of State of the State of New York on June 3, 1997 (the “Certificate of Incorporation”), is hereby amended to (i) permit the Corporation, at its option and at any time, to redeem its 4% Cumulative Convertible Preferred Stock at the Corporation’s option into cash and fully paid and non-assessable shares of Class A Stock in the ratio of $2.58 and five (5) shares of Class “A” Stock for one (1) share of 4% Cumulative Convertible Preferred Stock and (ii) reduce the number of authorized shares of 4% Cumulative Convertible Preferred Stock and 6 1/2% Cumulative Convertible Preferred Stock to zero upon redemption of all outstanding shares of 4% Cumulative Convertible Preferred Stock and 6 1/2% Cumulative Convertible Preferred Stock.

4.            The text of the Corporation’s Certificate of Incorporation is hereby amended as follows:

a.            Article THIRD of the Certificate of Incorporation is hereby amended by adding the following new sentence at the end:

“If after March 29, 2006, there is outstanding only one class of shares, the authorized shares of the Corporation shall be only the Class “A” Stock.

b.            The first paragraph of Article FOURTH of the Certificate of Incorporation is hereby amended by adding the following sentence at the end of the first paragraph of Article FOURTH;

“If after March 29, 2006, there are no outstanding shares of Preferred Stock or 6½% Cumulative Convertible Preferred Stock, then no further shares of Preferred Stock or 6½% Cumulative Convertible Preferred Stock shall be authorized and the only authorized shares of the Corporation shall be 60,000,000 shares of Class “A” Stock.”

c.            Section A of Article FOURTH of the Certificate of Incorporation is hereby amended by adding the following paragraphs immediately prior to the current final paragraph of Section A in Article FOURTH:

“The Preferred Stock, at the option of the Corporation, shall be convertible at any time and from time to time into cash and fully paid and non-assessable shares of Class “A” Stock, in the ratio of $2.58 and five (5) shares of Class “A” Stock for one (1) share of Preferred Stock (the “Conversion Rate,” such ratio to be appropriately adjusted, as determined by the Board of Directors, to reflect all mergers, consolidations and other reorganizations of the Corporation and all forward stock splits, reverse stock splits, stock distributions, stock dividends or other reclassification or recapitalization of or on the Class “A” Stock). All shares of said Preferred Stock so converted shall be retired and shall not again be issued by the Corporation. The Corporation shall not be required to issue fractions of a share of Class “A” Stock or scrip representing any such fraction of a share upon conversion of the Preferred Stock. If any fraction of a share of Class “A” Stock would, except for the provisions hereof, be issuable upon the conversion of any Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction equal to the value of such fraction computed on the basis of the Market Price per share of Class “A” Stock on the date that the certificate representing the Preferred Stock, in respect of which such fraction would otherwise be issuable, is received by the Corporation or its Transfer Agent for conversion.

Written notice (the “Conversion Notice”) of any conversion of shares of Preferred Stock at the option of the Corporation shall be mailed not less than 10, but not more than 60, days prior to the date fixed for conversion (the “Conversion Date”) to each holder of shares of Preferred Stock to be converted, at such holder’s address as it appears on the stock register of the Corporation. In order to facilitate the conversion of shares of Preferred Stock, the Board of Directors may fix a record date for the determination of the holders of shares of Preferred Stock to be converted, which date shall not be more than 60 days prior to the Conversion Date. Such Conversion Notice shall state (a) the Corporation’s election of the Corporation to convert, the Conversion Date and any record date fixed by the Board of Directors, (b) the Corporate Trust Office of the Transfer Agent at which the shares of Preferred Stock called for conversion shall, upon presentation and surrender of the certificate(s) (if such shares are held in certificated form) evidencing such shares, be converted, and (c) and the Conversion Rate to be applied thereto.

The Corporation shall deliver to the Transfer Agent irrevocable written instructions authorizing the Transfer Agent, on behalf and at the expense of the Corporation, to cause the Conversion Notice to be duly mailed as soon as practicable after receipt of such irrevocable instructions from the Corporation and in accordance with the above provisions. All the funds necessary for the cash payment and the shares of Class “A” Stock to be issued upon conversion of the Preferred Stock pursuant to this section shall be deposited with the Transfer Agent in trust at least one Business Day prior to the

Conversion Date, for the pro rata benefit of the holders of the Preferred Stock of record as they appear on the stock register of the Corporation, so as to be and continue to be available therefor. Any moneys so deposited which shall remain unclaimed by the holders of such Preferred Stock at the end of six years after the redemption date shall to the fullest extent permitted by law become the property of, and be paid by such bank or trust company to, the Corporation. Any interest allowed on moneys so deposited shall be paid to the Corporation. If the Corporation shall default in providing for the funds and shares of Class A Stock, dividends on such Preferred Stock shall continue to accrue and be added to the required payments by the Corporation for the conversion of the Preferred Stock. Neither failure to mail such Conversion Notice to one or more such holders of the Preferred Stock nor any defect in such Conversion Notice shall affect the sufficiency of the proceedings for conversion as to other holders of the Preferred Stock.

If a Conversion Notice shall have been given as hereinbefore provided, then each holder of Preferred Stock shall be entitled to all preferences and relative, participating, optional and other special rights accorded by this certificate until and including the Conversion Date (except that if the shares of Preferred Stock are converted at the option of the Company, the holders will not be entitled to any accrued dividends for the year in which the Conversion Date occurs). From and after the Conversion Date, unless default shall be made by the Corporation in providing for the payment of the applicable funds due and shares of the Class “A” Stock, the Preferred Stock shall no longer be deemed to be outstanding, and all rights of such holders of the Preferred Stock shall cease and terminate, except the right of the holders of the Preferred Stock, upon surrender of certificates therefor, to receive any amounts to be paid (without interest) and Class “A” Stock hereunder.”

5.            The foregoing amendments of the Certificate of Incorporation were duly approved and adopted in accordance with the provisions of Section 805 of the New York Business Corporation Law and have been authorized by a majority of the votes of the outstanding shares entitled to vote hereon in accordance with Section 804 of the New York Business Corporation Law, at a meeting duly called and convened on June 20, 2006, a quorum being present, and adjourned to and completed on July 18, 2006, a quorum being present.

IN WITNESS WHEREOF, we have executed this Certificate of Amendment of the Certificate of Incorporation and affirm that statements made herein are true under the penalties of perjury this 18th day of July, 2006.

AMPAL-AMERICAN ISRAEL CORPORATION

/s/ Jack Bigio

Jack Bigio, President

/s/ Yoram Firon

Yoram Firon, Secretary